Exhibit 23.1






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-55794) pertaining to Stock Options Granted to Directors, Technical Advisors, and Employees under Stock Option Agreements and the Registration Statement (Form S- 8 No. 333-64342) pertaining to the Stock Option Agreement for Kin Foon Tai of our report dated January 26, 2006 (except for Note 21 which is as of March 28, 2006) with respect to the consolidated financial statements of Dragon Pharmaceutical Inc. included in this Annual Report (Form 10-KSB) for the year ended December 31, 2005.



                                                /s/ Ernst & Young LLP
Vancouver, Canada                               Chartered Accountants
March 31, 2006